Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

August 13, 2014

Green Bancorp, Inc.
4000 Greenbriar
Houston, Texas 77098

Re:     Green Bancorp, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Green Bancorp, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of up to (i) 297,278 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of options granted prior to the date hereof under the Redstone Bank, N.A. 2004 Stock Option Plan (the “2004 Plan”), (ii) 367,500 shares of Common Stock issuable upon the exercise of options granted prior to the date hereof under the Green Bancorp, Inc. 2006 Stock Option Plan, as amended (the “2006 Plan”) and (iii) 2,108,007 shares of Common Stock issuable upon the exercise of options granted prior to the date hereof under the Green Bancorp, Inc. 2010 Stock Option Plan, as amended (the “2010 Plan”). The 2004 Pan, 2006 Plan and 2010 Plan are collectively referred to in this opinion as the “Plans,” and the shares of Common Stock issuable under the 2004 Plan, the 2006 Plan and the 2010 Plan as identified above are collectively referred to as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement in the form to be filed with the Commission on the date hereof; (ii) the Plans; (iii) the certificate of formation of the Company, as in effect as of the date of adoption or assumption, as applicable, of each of the Plans; (iv) the by-laws of the Company, as in effect as of the date of adoption or assumption, as applicable, of each of the Plans; and (v) certain resolutions of the Board of Directors of the Company relating to the approval or assumption, as applicable, of the Plans, the filing of the Registration Statement and certain related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company and (iii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto.

We do not express any opinion with respect to the law of any jurisdiction other than the Texas For-Profit Corporation Law and, to the extent applicable, the Texas constitution and judicial decisions.

Based upon the foregoing and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued to the participants in accordance with the respective terms and conditions of the Plans and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP